Exhibit 99.1

JOHN D. LOWE APPOINTED CHIEF FINANCIAL OFFICER OF

CPI CARD GROUP INC.

Littleton, Colo. (June 13, 2018) — CPI Card Group Inc. (Nasdaq: PMTS; TSX: PMTS) (“CPI Card Group” or the “Company”), a global leader in financial and EMV® chip card production and related services, today announced the appointment of John D. Lowe as Chief Financial Officer, effective upon the transition of CFO responsibilities from Lillian Etzkorn, the Company’s current CFO, which is expected to occur during July 2018.  Mr. Lowe brings over 15 years of executive finance and accounting experience to CPI including most recently serving as CFO of SquareTwo Financial Corporation, a Denver-based financial services company with over $300 million in revenue. Mr. Lowe has joined CPI as an advisor to Scott Scheirman, President and Chief Executive Officer, effective today, June 13, 2018, and will work closely with Mr. Scheirman in this capacity until Mr. Lowe assumes the CFO responsibilities in July.  As the Company’s CFO, Mr. Lowe will lead CPI Card Group’s financial organization, reporting directly to Scott Scheirman.

“We are very pleased to welcome John to CPI as our new CFO,” said Scott Scheirman, President and CEO of CPI Card Group. “John brings extensive experience and a proven track record as the CFO of an organization serving financial institutions. His skills and experience make him well qualified to provide financial leadership and strategic vision to CPI as we execute our plan to be the partner of choice by providing market-leading quality products and customer service with a market-competitive business model.” Mr. Scheirman added, “I would also like to thank Lillian again for her leadership of our finance organization and the positive contributions she has made during her tenure.  I wish Lillian the best in her future endeavors.”

Mr. Lowe commented, “I am delighted to be joining the CPI Card Group team. CPI’s strong position in a market with significant opportunities, as well as its talented and dedicated team, were very attractive to me. I am looking forward to being part of a company with such considerable long-term potential.”

John D. Lowe was most recently Senior Vice President and Chief Financial Officer of SquareTwo Financial Corporation, a Denver-based financial services company, from August 2014 until the company was acquired in June 2017. Prior to his role as CFO, Lowe held multiple leadership roles with SquareTwo including Treasurer, VP of Finance, VP of External Reporting and Director of Technical Accounting. Prior to SquareTwo, Mr. Lowe was Director of Technical Accounting at Archstone, a Real Estate Investment Trust based in Denver, from January 2008 until August 2009. Prior to Archstone, Mr. Lowe was with Deloitte & Touche, LLP in both the Assurance and Capital Markets Practices as an Auditor and Consultant. Lowe is a Certified Public Accountant in the State of Colorado and a Chartered Financial Analyst. He graduated from Virginia Polytechnic Institute and State University with a B.S. in both Accounting and Finance.

About CPI Card Group

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards, including EMV® chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from locations throughout the United States, Canada and the United Kingdom, we have a leading network of high security facilities in the United States and Canada, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

EMV is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

Contacts

CPI Card Group Inc. Investor Relations

William Maina

(877) 369-9016

InvestorRelations@cpicardgroup.com

or

CPI Card Group Inc. Media Relations

Media@cpicardgroup.com